Exhibit 10.5

October 18, 2005

Brad Honigfeld

Briad Group

78 Okner Parkway

Livingston, NJ 07039

RE: $50 Million Revolving Line of Credit to Single Asset Entities wholly owned by Orange REIT, Inc.

Dear Brad:

Thank you for the opportunity to present the following financing proposal. This term sheet is for discussion purposes only. It is not intended to be, nor should it be construed as, a commitment of M&T Bank to lend, but merely serves as an initial description of the possible terms of the proposed financing, which terms are subject to further review, analysis, consideration, and final approval by the Bank. Additional terms and conditions may be required prior to submitting this request for approval.

Borrower:	Single Asset Entities wholly owned by Orange REIT, Inc.

Facility:	$50,000,000 Revolving Credit Facility.

Purpose:	The facility shall be utilized for the purchase of flagged hotel properties located in the continental United States, subject to the Bank’s sole discretion.

Term:	Three (3) years.

Rate:	One Month LIBOR plus 225 basis points.

Fee:	0.50% ($250,000) for origination and 0.25% commitment fee based on the average quarterly unused amount of the credit facility.

Repayment:	Interest only.

Collateral:	Secured by first mortgages on properties purchased with the facility, plus an assignment of rents, leases, management and franchise agreements, etc.

Guarantors:	Unlimited guarantee of Orange REIT, Inc. and any future subsidiaries.

Option:	Upon the payment of a 0.25% fee and no event of default, the borrower shall have the two, one-year extension options at the same rate and terms.

Prepayment
Penalty:	LIBOR breakage.

Covenants:	1). All properties purchased with the revolver must report no less than a 1.30x pro-forma debt service coverage ratio on the debt utilized to purchase the property. In the event the property does not achieve the above debt service coverage requirements, the borrower must contribute sufficient equity to bring the debt service coverage in compliance.

2). Orange REIT, Inc. must maintain debt to tangible book net worth of no greater than 1.5:1.

Conditions:	1) Subject to satisfactory appraisal, environmental and engineering reports on properties purchased with the facility. Subject to a maximum loan to value of 50% appraised value.

2). Orange REIT must raise at least the minimum required equity necessary to declare the REIT effective.

3) The Borrower is responsible for all of the Bank’s closing costs, including, but not limited to, appraisal, attorney, tax certification, and flood search fees. An estimate of legal fees shall be provided prior to loan approval.

4). Brad Honigfeld must remain active in the management of Orange REIT, Inc.

5). The Borrower agrees to provide M&T Bank with audited financial statements, tax returns, and supporting documentation on an annual basis, quarterly financial statements within 45-days of quarter end and an annual budget for the following year by December 1 of each year.

6) All aspects of the loan are subject to satisfactory legal review by M&T Bank’s counsel.

7) No further encumbrances will be permitted on the properties financed with the revolving credit facility.

8) Orange REIT, Inc will maintain its primary cash management relationship with M&T bank so long as the Bank provides the majority of Orange’s loan facilities.

In order to proceed with analyzing this request and seeking approval, we request that you sign and return this letter along with a $15,000 good faith deposit, which will be retained by the Bank as partial payment of the origination fee upon approval of the request by the Bank. In the event that (a) the request as outlined in this letter is approved by the Bank, or (b) you insist upon material modification to the request and proposed terms, or c) you withdraw the application, then, in any of the above circumstances, the entire amount of the good faith deposit plus any interest earned thereon shall be deemed to be a loan origination fee earned by the Bank in consideration for processing the request. In the event that the loan is not approved by the Bank, the good faith deposit, less out-of-pocket costs, shall be refunded to the borrower. If we have not received a fully signed copy of this letter and the good faith deposit on or before November , 2005 this proposal will expire. Please feel free to call me at (212) 350-2432 should you have any questions or would like to discuss any of the terms outlined above.

Thank you and I look forward to hearing from you soon.

Very truly yours,
Manufacturers and Traders
Trust Company	Agreed to and Accepted

By:	By:
Jason W. Lipiec	Date:
Vice President	Title: